Exhibit 10.80
July 5, 2006
Nortel Networks Corporation
Nortel Networks Inc.
8200 Dixie Road, Suite 100
Brampton, Ontario, L6T 5P6
Canada
Re: Pay-Off Letter for Nortel Networks Inc.
Ladies and Gentlemen:
     Reference is hereby made to the credit agreement dated as of February 14, 2006 (as amended, restated, modified or supplemented from time to time, the (“Credit Agreement”) among Nortel Networks Inc. (“Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”), J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers, Citicorp USA, Inc. as syndication agent, Royal Bank of Canada, as documentation agent and Export Development Canada, as managing agent. Terms used in that pay-off letter (this “Pay-Off Letter”) but not defined herein have the meanings assigned to such terms in the Credit Agreement.
     Borrower has advised the Lenders that is intends to prepay all amounts outstanding under the Credit Agreement and terminate its obligations under the Credit Agreement and the other Loan Documents, which will result in the release of the Liens granted to the Collateral Agent on the Collateral pursuant to the Security Documents under the terms of such Security Documents.
     The total amount necessary to pay, on the date hereof, the outstanding indebtedness and all other liabilities (other than (i) liabilities that by the terms of the Loan Documents survive the repayment of the Loans and (ii) any reimbursement obligations referred to in the following paragraph) owing by Borrower under the Credit Agreement and the Loans (such indebtedness and other liabilities, the “Liabilities”) is calculated as follows:
     (a)  The aggregate outstanding principal amount of the Tranche A Loans as of the date hereof is $850,000,000, plus
     (b)  The aggregate amount of accrued and unpaid interest on the Tranche A Loans as of the date hereof is $1,044,791.67, plus
     (c)  The aggregate outstanding principal amount of the Tranche B Loans as of the date hereof is $450,000,000, plus

     (d)  The aggregate amount of accrued and unpaid interest on the Tranche B Loans as of the date hereof is $646,875, plus
     (e)  The aggregate amount of accrued and unpaid legal fees, as of the date hereof, of Cahill Gordon & Reindel LLP (“Cahill”), counsel to the Agent, with respect to the Credit Agreement is $246,317.96, an invoice for which has been presented to the Borrower, plus
     (f)  The aggregate amount of accrual and unpaid work in progress, and unpaid legal fees, as of the date hereof, of Blake, Cassels & Graydon LLP (“Blakes”), Canadian counsel to the Agent, with respect to the Credit Agreement, is Cdn. $43,933.75, an invoice for which has been presented to the Borrower.
The sum of the foregoing clauses (a) through (f) is USD$1,301,937,984.63, and Cdn.$43,933.75, which, taken together, are referred to herein as the “Pay-Off Amount”.
     The Borrower acknowledges and agrees that its obligations and liabilities under the Credit Agreement and the other Loan Documents shall be reinstated with full force and effect, if at any time on or after the payment of the Pay-Off Amount, all or any portion of the Pay-Off Amount paid in connection herewith is voided or rescinded or must otherwise be returned to the Borrower upon the Borrower’s insolvency, bankruptcy or reorganization or otherwise, all as though such payment had not been made.
     Except as set forth below, payment of the Pay-Off Amount shall be made pursuant to Section 2.11(b) of the Credit Agreement, no later than 12:00 p.m., noon (New York City time), on July 5, 2006, by the Borrower to the Agent by wire transfer of immediately available funds in U.S. dollars to the following account:
JP Morgan Chase Bank, N.A.
ABA #021000021
Account No. #304631736
Account Name: Nortel
Attn: Maryann Bui
     All amounts owed to Cahill should be made to Cahill by a wire transfer of immediately available funds directed as follows:
Cahill Gordon & Reindel LLP
c/o HSBC Bank
100 Maiden Lane
New York, New York 10005
Account Name: Cahill Gordon & Reindel LLP
Account No.: 015-70965-5
ABA No.: 021001088
Reference: 57310.672

     All amounts owed to Blakes should be made to Blakes by a wire transfer of immediately available funds directed as follows:
Blake, Cassels & Graydon LLP
Canadian Imperial Bank of Commerce
Main Branch, Commerce Court West
Toronto, Ontario M5L 1A2
Transit No. 00002
Swiftcode: CIBCCATT
Beneficiary: Blake Cassels & Graydon LLP, in Trust
Account No. 000021602314
Reference: FPA55795/24
     The Agent hereby certifies and confirms to Borrower that upon payment of the Pay-off Amount in the manner set forth above by no later than 12:00 p.m., noon (New York City time), on July 5, 2006, (i) the Liabilities shall be repaid in full, (ii) the Collateral Agent’s security interest in and liens on all the Collateral shall be automatically terminated and released, (iii) the Agent will execute and deliver to the Borrower any and all documents as Borrower reasonably requests in order to evidence or otherwise give public notice of such terminations and releases (provided that any and all reasonable expenses relating to the preparation, execution, delivery and/or recordation of any such terminations and releases (and all documentation with respect thereto) shall be paid by Borrower), (iv) the Agent will promptly return to the Borrower any and all certificated securities, instruments and other possessory collateral (together with any related stock powers or instruments of endorsement) previously delivered to the Agent by any Credit Party, and (v) the Credit Parties shall be fully authorized to file any and all Uniform Commercial Code financing termination statements, PPSA termination statements, Requisitions d’inscription d’une radiation volontaire, intellectual property filings and any other termination statements or other filings as it may reasonably deem necessary in order to terminate any Uniform Commercial Code financing statements, PPSA registrations, Quebec Register of Personal and Moveable Real Rights registrations, intellectual property filings or other filings or registrations on record in any jurisdiction that identify the Collateral Agent as the secured party and any Credit Party as the debtor under the Security Documents.

     This Pay-Off Letter is hereby delivered by the undersigned on the date first written above.

JPMORGAN CHASE BANK, N.A.
By:	/s/ David M. Mallen
	Name:	David M. Mallen
	Title:	Vice President

Acknowledged and agreed
as of the date first written above
NORTEL NETWORKS INC.

By:	/s/ Allen K. Stout
	Name:	Allen K. Stout
	Title:	Vice President, Finance

Pay-Off Letter